Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 19, 2020

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and twelve months ended December 31, 2019 and December 31, 2018, in millions of dollars except share and per share amounts.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Net sales	$1,812	$1,662	$6,840	$6,583
Net earnings (loss) attributable to Seaboard	$175	$(91)	$283	$(17)

Earnings (loss) per common share	$149.91	$(77.58)	$242.78	$(14.61)
Average number of shares outstanding	1,164,848	1,170,359	1,165,758	1,170,501
Dividends declared per common share	$2.25	$1.50	$9.00	$6.00

Notes to Report of Earnings:

In December 2019, the President of the United States signed into law the Further Consolidated Appropriations Act (the “2019 Tax Act”) that extended the federal blender’s credits through 2022, with retroactive recognition for 2018 and 2019. As a result, Seaboard Corporation’s Pork segment recognized approximately $60 million, or $51.14 per common share, of revenue in the fourth quarter of 2019 for the biodiesel it blends. There was no tax expense on this transaction.

For the three and twelve months ended December 31, 2019,  net earnings attributable to Seaboard Corporation included other investment income of $73 million and $225 million, respectively. For the three and twelve months ended December 31, 2018, net loss attributable to Seaboard Corporation included other investment loss of $167 million and $152 million, respectively.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on March 12, 2020 to stockholders of record at the close of business on March 2, 2020.

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.